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                                                                      EXHIBIT 8

                                 Law Offices
           Heiskell, Donelson, Bearman, Adams, Williams & Caldwell
                          A Professional Corporation
                  Twentieth Floor - First Tennessee Building
                              165 Madison Avenue
                           Memphis, Tennessee 38103
                                (901) 526-2000
                                  Facsimile
                                (901) 577-2303

                                 April 26, 1994


First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103

Re:      MERGER WITH PLANTERS BANK - FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:

         We have acted as counsel for First Tennessee National Corporation ("FTNC") in connection with the Agreement and Plan of Merger dated as of March 29, 1994 (the "Agreement"), by and between FTNC and Planters Bank. The Agreement provides that FTNC will form a new wholly-owned banking subsidiary ("Interim Bank") under the Mississippi banking statutes and that Interim Bank will be merged with and into Planters Bank (the "Merger") under the applicable provisions of the Mississippi banking statutes, Section 81-5-85 of Mississippi Code Annotated. The corporate existence of Interim Bank will cease, and Planters Bank will become the surviving corporation. Pursuant to the Agreement, each share of Planters Bank common stock issued and outstanding as of the Effective Time will be converted into shares of FTNC common stock based on a Conversion Number set by reference to the average price of the FTNC common stock during a twenty (20) business-day period prior to the date of the Merger. No fractional shares of FTNC common stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which an Planters Bank shareholder would otherwise receive multiplied by the Average Price of FTNC common stock as defined in
Section I(C) of the Agreement. This opinion is provided pursuant to the requirements of Item 4 of Form S-4 and Section V(A)(9) of the Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

         We have been provided with an Officer's Certificate dated
April 18, 1994, in which officers of FTNC make certain representations on behalf of FTNC regarding the Merger, and we have been provided with a Certificate dated April 15, 1994, in which an officer of Planters Bank makes certain representations on behalf of Planters Bank regarding the Merger (the "Certificates"). We assume those representations to be not only statements in the signers' best information but also currently true statements of fact, and we rely thereon in rendering this opinion.
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First Tennessee National Corporation
April 26, 1994
Page 2


         In rendering the following opinion, we have considered the Agreement, the Certificates, applicable case law and applicable provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), and regulations adopted thereunder, and Revenue Rulings and Revenue Procedures published thereunder.

         Based on the foregoing, and assuming that the representations made in the Certificates also will be true as of the Effective Time of the Merger as defined in the Agreement, we are of the opinion that, upon consummation of the Merger in accordance with the terms and conditions of the Agreement, for federal income tax purposes:

        (a)      Provided that the Merger qualifies as a statutory merger under
                 Section 81-5-85 of the Mississippi Code Annotated, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and FTNC and Planters Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        (b) No gain or loss will be recognized by Planters Bank or FTNC by reason of the Merger.

        (c) No gain or loss will be recognized by the shareholders of Planters Bank upon receipt of FTNC common stock in exchange for their Planters Bank common stock, except as described below with respect to stockholders who receive cash in lieu of fractional share interests in FTNC common stock.

        (d) The basis of the FTNC common stock received by Planters Bank shareholders who exchange Planters Bank common stock for FTNC common stock will be the same as the basis of the Planters Bank common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

        (e) The holding period of the FTNC common stock received by a Planters Bank stockholder will include the period during which the Planters Bank common stock surrendered in exchange therefor was held, provided that such Planters Bank common stock was held by such Planters Bank stockholder as a capital asset as of the Effective Time.
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First Tennessee National Corporation
April 26, 1994
Page 3

        (f) A stockholder of Planters Bank common stock who receives cash in the Merger in lieu of a fractional share interest in FTNC common stock will be treated as having received cash in redemption of such fractional share interest. Provided that such Planters Bank common stock was held by such Planters Bank stockholder as a capital asset as of the Effective Time, the receipt of such cash should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of such Planters Bank stockholder's adjusted basis in the shares of Planters Bank common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of Planters Bank common stock for which cash is received is more than one (1) year.

         The shares of Planters Bank common stock referred to herein do not include any stock rights, rights or options to acquire Planters Bank common stock.

         Based on the foregoing assumptions, we are further of the opinion that under the corporate income or excise tax laws of the State of Mississippi, no gain or loss will be recognized by Planters Bank or FTNC by reason of the merger.

         This opinion is limited to the effect of the income tax laws of the United States of America and the State of Mississippi, and we have expressed no opinion as to the laws of any jurisdiction other than the United States of America and these states. We have not considered the effects of the transaction on the stockholders of Planters Bank under the income tax laws of the states in which they reside, and we have not considered the effects on the transaction, if any, of sales and use taxes or any other state and local taxes except for corporate income or excise taxes. We express no opinion as to the federal income tax consequences of the exchange of Planters Bank shares by any individual who receives such shares as compensation and holds them at the Effective Time subject to any restriction related to employment.

         Changes to the Code, regulations, rulings thereunder, and changes by the courts and the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

         The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied upon by any other person or entity, or used for any other purpose. Unless a prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, and is not to be filed with or furnished to any governmental agency or other entity or person, except as otherwise required by law.
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First Tennessee National Corporation
April 26, 1994
Page 4


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4, relating to the issuance of shares of FTNC common stock in the Merger, to be filed by FTNC with the Securities and Exchange Commission, and to all references to this firm in the Prospectus that is a part of the Registration Statement.

                                           Very truly yours,

                                           HEISKELL, DONELSON, BEARMAN,
                                           ADAMS, WILLIAMS & CALDWELL, P.C.


                                           By: William H.D. Fones, Jr.
                                               -----------------------
                                                   A Member Thereof
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